UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 Or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2016

Chevron Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-00368	94-0890210
(State or other jurisdiction of incorporation )	(Commission File Number)	(IRS Employer Identification No.)

6001 Bollinger Canyon Road, San Ramon, CA	94583
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (925) 842-1000

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 27, 2016, the independent Directors of the Chevron Corporation (“Chevron”) Board of Directors (“Board”) approved the grant of 964,800 stock options and 73,600 performance shares to J.S. Watson, Chairman and Chief Executive Officer, and ratified the following grants by the Management Compensation Committee under the Long Term Incentive Plan of Chevron Corporation (“LTIP”) to the principal financial officer and the other named executive officers identified in Chevron’s most recent proxy statement: R.H. Pate, Vice President and General Counsel, 182,600 stock options and 13,900 performance shares; M.K. Wirth, Executive Vice President, 239,900 stock options, 18,300 performance shares, and 18,300 restricted stock units; and P.E. Yarrington, Vice President and Chief Financial Officer, 239,900 stock options and 18,300 performance shares.

The stock options have a ten-year term, and one-third of the grant vests at each anniversary of the date of grant, except as described below in the last paragraph. The exercise price for the stock options is $83.29 per share, the closing price of Chevron’s common stock on January 27, 2016, the date of grant. The number of stock options granted was determined based on grant date inputs including stock price and Black-Scholes valuation.

The performance shares may result in a cash pay out at the end of the three-year performance period (January 1, 2016 through December 31, 2018) depending upon Chevron’s Total Stockholder Return ("TSR") for the performance period as compared to the TSR of each company in Chevron’s LTIP Performance Share Peer Group (BP p.l.c., Exxon Mobil Corporation, Royal Dutch Shell p.l.c., and Total S.A.). The cash payout, if any, will occur in an amount equal to the number of performance shares granted multiplied by the 20-day trailing average price of Chevron common stock at the end of the performance period multiplied by a performance modifier. The performance modifier is based on Chevron’s TSR ranking for the three-year period compared to the TSR of each company in the LTIP Performance Share Peer Group as follows (from best TSR to lowest TSR): 200 percent, 150 percent, 100 percent, 50 percent or zero percent. If the difference between Chevron’s TSR and the TSR of any higher or lower member of the LTIP Performance Share Peer Group is less than one percentage point (rounded to one decimal point), the performance modifier will be the average of the sum of all the performance modifiers for Chevron and for such other members of the LTIP Performance Share Peer Group that fall less than one percentage point (rounded to one decimal point) higher or lower than Chevron. The Management Compensation Committee may, in its discretion, adjust the cash payout of performance shares downward if it determines that business or economic considerations warrant such an adjustment.

The restricted stock units vest on January 27, 2019, will pay out in cash based on the closing price of Chevron common stock on the date of vesting (or, if not a trading day, on the last preceding trading day), and do not accrue dividend equivalents. Under the LTIP, if a participant is separated from service for any reason prior to the vesting date of the restricted stock units, the restricted stock units will be forfeited.

Under the LTIP, if these individuals are separated from service for any reason prior to the first anniversary of the January 27, 2016 date of grant, the above-described stock option and performance share awards will be forfeited. Since Ms. Yarrington and Mr. Watson each have 90 points (the sum of years of age and years of service) under the LTIP and Mr. Wirth will have 90 points as of the first anniversary of the January 27, 2016 date of grant, on that date the unvested portion of the above-described stock option and performance share awards will vest upon the separation from service on or after that date for any reason other than for misconduct (as defined under the LTIP rules). Since

Mr. Pate will have less than 75 points under the LTIP as of the first anniversary of the January 27, 2016 date of grant, the unvested portion of the above-described stock option and performance share awards will be forfeited if Mr. Pate is separated from service for any reason prior to August 1, 2019. Pursuant to an agreement between Chevron and Mr. Pate, filed as Exhibit 10.16 to Chevron’s Annual Report on Form 10-K for the year ended December 31, 2011, if Mr. Pate is separated from service for any reason other than for misconduct (as defined under the LTIP rules) on or after August 1, 2019, he will be treated as if he had 75 points under the LTIP and the unvested portion of the above-described stock option and performance share awards will vest on a pro rata basis (the number of granted shares underlying the award multiplied by the number of whole months from the options grant date (or, for performance shares, the performance period start date) to the separation from service date, up to 36 months, divided by 36 months).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEVRON CORPORATION
Dated: February 2, 2016	By	/S/ RICK E. HANSEN
Rick E. Hansen
Assistant Secretary